UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 15, 2007
H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856

(State of Incorporation) Identification Number)	(Commission File Number)	(I.R.S. Employer
One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On April 16, 2007, H&R Block, Inc. (the “Company”) and Block Financial Corporation (“BFC”) entered into a Bridge Credit and Guarantee Agreement (the “Bridge Facility”) with HSBC Bank USA, National Association as a lender and as administrative agent (“HSBC Bank”) and BNP Paribas as a lender (“BNP”). BFC is the borrower under the Bridge Facility and its obligations under the Bridge Facility are guaranteed by the Company.
The Bridge Facility, which was fully drawn at closing, provides funding of $500 million to temporarily refinance $500 million of notes issued by BFC that matured on April 16, 2007. The Bridge Facility matures on December 20, 2007, at which time all outstanding amounts under the Bridge Facility will be due and payable. The terms of the Bridge Facility, including the pricing mechanism, are substantially similar to those in two identical $1,000,000,000 five-year revolving credit facilities maintained by BFC, as borrower, and the Company, as guarantor, with various lenders dated August 10, 2005 (the “BFC Credit Facilities”). The BFC Credit Facilities were filed as exhibits to the Company’s Form 10-Q for the quarter ended October 31, 2005. Amendments to the BFC Credit Facilities were filed as exhibits to the Company’s Form 10-Q for the quarter ended January 31, 2007.
The Bridge Facility contains customary acceleration terms in the event of a default by the Company or BFC.
HSBC Bank and certain of its affiliates have other commercial relationships with the Company or its affiliates as follows:
•	HSBC Bank is a lending party pursuant to the BFC Credit Facilities.
•	An affiliate of HSBC Bank is a lending party pursuant to a revolving credit facility that funds purchases by BFC of participation interests in refund anticipation loans (“RALs”). This credit facility was filed as an exhibit to the Company’s Form 10-Q for the quarter ended January 31, 2007.
•	HSBC Bank and certain of its affiliates are parties to various agreements with subsidiaries of the Company pursuant to which (i) HSBC Bank originates RALs and issues refund anticipation checks (“RACs”) to eligible clients of H&R Block company-owned and franchise offices and clients who utilize tax preparation products or services through other H&R Block distribution channels, (ii) BFC purchases participation interests in RALs originated by HSBC Bank and (iii) certain HSBC Bank affiliates service RALs in which BFC purchases participation interests. These agreements were filed as exhibits to the Company’s Form 10-Q for the quarter ended October 31, 2005. Amendments to these agreements were filed as Exhibits to the Company’s Form 10-Q for the quarter ended January 31, 2007.
BNP is a lending party pursuant to the BFC Credit Facilities.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference. A single draw of $500 million was made under the Bridge Facility on April 16, 2007.
Item 2.06. Material Impairments
As previously announced, the Company is in negotiations to sell its Option One Mortgage Corporation subsidiary (“OOMC”). Based on its review of the status of the sale process and the consideration being discussed, on April 15, 2007, the Company’s Board of Directors concluded that a material charge for impairment to the Company’s investment in OOMC is required under generally accepted accounting principles. The Company will record a non-cash, pre-tax impairment charge in the fourth quarter ending April 30, 2007. If the sale under negotiation proceeds, the Company expects that the impairment charge will be materially greater than OOMC’s goodwill which is $152.5 million, and the Company will file an amendment to the Current Report on Form 8-K to provide an estimate of the amount or range of amounts of the impairment charge after it has been finally determined. There can be no assurance that the Company will enter into a definitive agreement for the sale of OOMC as a result of the current negotiations.
Item 7.01. Regulation FD Disclosure
The Company continues to expect that fiscal 2007 earnings from operations other than OOMC and its subsidiary H&R Block Mortgage Corporation will be $1.15 to $1.25 per share. A net loss is expected for fiscal year 2007 on a fully reported basis as a result of the impairment charges described in this Current Report on Form 8-K and the conditions in the subprime mortgage industry.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.
Date: April 19, 2007	By:	/s/ Carol F. Graebner
Carol F. Graebner
Executive Vice President and General Counsel